PROSPECTUS
----------


                    BDM INTERNATIONAL, INC.

                        1,000,000 SHARES
                          COMMON STOCK
                   (PAR VALUE $.01 PER SHARE)

                        ---------------

                     1994 STOCK OPTION PLAN

                        1,000,000 SHARES

                        ---------------

       The Common Stock covered by this prospectus consists of 1,000,000 shares issuable upon exercise of options granted by BDM International, Inc. (the "Company") to key employees of the Company and its subsidiaries pursuant to the Company's 1994 Stock Option Plan. The Company's principal executive offices are located at 1501 BDM Way, McLean, Virginia 22102-3204.


                        ----------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION,
 NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
  COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ----------------

      The date of this prospectus is December 19, 1995

                    BDM INTERNATIONAL, INC.
                     1994 STOCK OPTION PLAN

                        1,000,000 SHARES
                          COMMON STOCK
                   (par value $.01 per share)

                        ----------------
         This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

                        ----------------
      The following information describes the 1994 Stock Option Plan (the "Plan") of BDM International, Inc. (the "Company"), and the operations of the Plan. The information is qualified in its entirety by the terms of the Plan, a copy of which is attached and made a part of this document. Additional information concerning the Plan and its administration may be obtained from Corporate Compensation and Benefits at the Company's offices located at 1501 BDM Way, McLean, Virginia 22102-3204, telephone (703) 848-5734.


                        TABLE OF CONTENTS
                        -----------------


                                                          Page
                                                          ----

THE PLAN                                                     2

    Introduction                                             2
    What is the purpose of the Plan?                         2
    How is the Plan administered?                            2
    Who is eligible to receive an option?                    3
    How was my stock option granted?                         3
    How is the number of shares
      subject to the grant of an option determined?          4
    How is the option exercise price determined?             4
    When may I exercise my options?                          4
    How do I exercise my options?                            4
    May I exercise my options in the event my
      employment terminates?                                 5
    Can I transfer my options?                               5
    Are there restrictions on the resale of stock
      acquired pursuant to the exercise of an option?        6
    What adjustments will be made in the event of the
      Company's recapitalization?                            6
    What are the Federal income tax consequences
      of the Plan?                                           7
    What else should I know about the Plan?                 10

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE             10
1994 STOCK OPTION PLAN                                 Annex A

                            THE PLAN

Introduction.
-------------

       The Plan was approved by the Compensation Committee of the Board of Directors of the Company on March 15, 1994, and approved by the shareholders of the Company on April 15, 1994, and 1,000,000 shares of the Company's authorized but unissued Common Stock (the "Common Stock") are reserved for issuance upon the exercise of stock options granted under the Plan. As of November 30, 1995, options to purchase 207,850 such shares were outstanding, 792,150 shares remained available for grant, and no shares of Common Stock have been issued under the Plan.

       The Plan provides a means for employees of the Company and its subsidiaries to purchase shares of the Common Stock pursuant to options which may either qualify as (1) incentive stock options as defined in Section 422 (formerly Section 422A) of the Internal Revenue Code of 1986, as amended (the "Code"), or (2) as non-statutory, "non-qualified" options.

       The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and is not qualified under
Section 401 of the Code. The tax effects which may accrue to employees and the Company as a result of the holding and exercising of options under the Plan are described under the section below entitled, "What are the Federal income tax consequences of the Plan."

       Nothing contained in the Plan or in any resolution adopted or to be adopted by the Board of Directors or the shareholders of the Company, and no action taken by the Compensation Committee, shall entitle a person to receive or have a right to receive any option unless and until that person has executed a written stock option agreement (the "Stock Option Agreement").

What is the purpose of the Plan?
--------------------------------

       The purpose of the Plan is to provide to selected officers and key employees of the Company and its subsidiaries upon whose efforts the Company is dependent for the successful conduct of its business, an opportunity to obtain a proprietary interest in the Company, to increase such proprietary interest, or to benefit from the appreciation in the value of the Company's Common Stock, all of which will serve as an incentive to such officers and employees to continue and increase their efforts as officers and employees and to remain in the employ of the Company and its subsidiaries.

How is the Plan administered?
-----------------------------

       The Plan is administered by the Compensation Committee of the Board of Directors of the Company (or any successor committee appointed by and consisting of not less than three members of the Board of Directors of the Company). The Board may from time to time appoint members of the Compensation Committee in substitution for members previously appointed and may fill vacancies, however caused. Any action of the Compensation Committee with respect to the administration of the Plan shall be taken by majority vote or written consent of a majority of its members.

       Messrs. Frank C. Carlucci, William E. Conway, Jr. and John M. Slosar, presently comprise the Compensation Committee of the Board of Directors. Mr. Carlucci is the Chairman.

       Subject to the terms and conditions of the Plan, the Compensation Committee has the authority to: (i) construe and interpret the Plan; (ii) define terms used in the Plan; (iii) prescribe, amend and rescind rules and regulations pertaining to the Plan; (iv) determine the individuals to whom options will be granted, the period of exercisability of each option, the number of shares subject to each option, and the option prices; and (v) make all other determinations necessary or advisable for the administration of the Plan.

Who is eligible to receive an option?
-------------------------------------

       Officers and key employees of the Company or of its subsidiaries, including directors who are employees (within the meaning of Section 422 of the Code), are eligible for selection to participate in the Plan. An individual who has been granted an option may, if otherwise eligible, be granted additional options if the Compensation Committee shall so determine.

       Members of the Compensation Committee shall not be eligible, nor shall such person have been eligible at any time within one year prior to his appointment to the Committee, to receive options under the Plan. In addition, the Board of Directors of the Company may determine by resolution, in its discretion, employees or classes of employees who shall not be eligible to participate in the Plan.

       Under the Plan, an incentive stock option shall in no event be granted to any person: (i) to the extent that the aggregate fair market value of Incentive Options, which are exercisable for the first time by any individual during any calendar year (under all incentive stock option plans of the Company and its affiliates), exceeds $100,000; or (ii) who then owns (as that term is defined in Section 424 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, unless the option price for such incentive stock option is at least 110% of the fair market value of the stock subject to the incentive stock option as of the date of grant and unless the time during which such incentive stock option may be exercised does not exceed five years from its date of grant.
How was my stock option granted?
--------------------------------

       The Compensation Committee determines the individuals to whom options shall be granted, taking into account the duties of the respective individuals, their present and potential contributions to the success of the Company, and such other factors as the Compensation Committee shall deem relevant in connection with accomplishing the purpose of the Plan.

How is the number of shares subject to the grant of an option determined?
-------------------------------------------------------------------------

       The number of shares of stock subject to the grant of an option to any employee is determined by the Compensation Committee in its discretion. Each option states the number of shares to which it pertains. Further information on the number of shares subject to the grant of an option can be found in the sections entitled "How is the Plan administered?" and "Who is eligible to receive an option?"

How is the option exercise price determined?
--------------------------------------------

       The purchase price of the shares of Common Stock covered by each option is determined by the Compensation Committee, but, in the case of an incentive stock option, the price may not be less than 100% of the fair market value of such Common Stock on the date the Incentive Option is granted and in any event not less than the par value of the Common Stock.

       The Plan provides that if the "fair market value" cannot be determined on the basis of trading prices on any national securities exchange or the National Association of Securities Dealers Automated Quotation System National Market, the Compensation Committee shall determine the "fair market value" pursuant to the provisions set forth in Section 422 of the Code and the regulations promulgated thereunder.

When may I exercise my options?
-------------------------------

       Options granted pursuant to the Plan may be exercised within the periods and in the increments determined by the Compensation Committee and as stated in Stock Option Agreements; provided, that, no options granted to optionees who are subject to "short swing" trading rules under Section 16 of the Exchange Act (an officer or director of the Company) may be exercised within six (6) months of the date of grant. However, unless otherwise provided in a Non-Qualified Stock Option Agreement, no option shall be exercisable more than ten years from the date it is granted (or five years in the case of an incentive stock option granted to a person who then owns stock constituting more than 10% of the total combined voting power of all classes of stock of the Company). In addition, under the Plan an option may be granted subject to the condition that the option holder remain in the employ of the Company or render services to the Company for a specified period of time following the date of grant or other conditions.
How do I exercise my options?
-----------------------------

       Except as otherwise provided in a Non-Qualified Stock Option Agreement, the optionee may exercise an option granted pursuant to the Plan by delivering to the Company, at its principal office, addressed to the attention of the Controller of the Company, written notice of such exercise. The written notice must: (i) state the optionee's election to exercise such option and the number of shares of Common Stock being purchased thereby; (ii) be signed by the optionee or other person or persons exercising such option; (iii) be accompanied by payment in cash or check or, to the extent permitted by law, by the surrender of shares of stock of the Company which are of the same class as the stock to be purchased, or any combination thereof, provided that the fair market value of the stock surrendered, together with the cash or check, shall have an aggregate fair market value equal to the option price of the stock to be purchased; and (iv) specify the address to which the certificates for such shares are to be mailed.

       Promptly after receipt of such written notification and payment, the Company shall cause to be delivered to the optionee certificates for the number of shares for which options have been exercised, issued in the optionee's name.

May I exercise my options in the event my employment terminates?
----------------------------------------------------------------

       Except as otherwise provided in a Non-Qualified Stock Option Agreement, in the event of termination of employment of an employee option holder for any reason other than death or total disability, the holder may exercise any option within thirty days following termination, to the extent the right to exercise such option had accrued at the date of termination of employment and had not previously been exercised. In the event the employee option holder terminates employment as a result, in the sole judgment of the Compensation Committee, of total disability, any option held by the option holder may be exercised within six months after such termination to the extent the right to exercise such option has accrued at the time of termination of employment and had not previously been exercised. In the event of death during employment or within thirty days after termination (six months if terminated as a result of disability), any option may be exercised, by the person or persons to whom the optionee's rights under the option shall pass by will or by laws of descent and distribution, within six months after death, to the extent the right to exercise such option had accrued at the date of termination of employment and had not previously been exercised.

       Stock Option Agreements pursuant to any non-qualified option under the Plan may provide for different terms in the event of termination, however, in no event shall any option be exercisable beyond the period specified in "When may I exercise my options?"

       No option holder has any rights as a shareholder with respect to shares covered by options until the shares are issued pursuant to exercise.

Can I transfer my options?
--------------------------

       Options granted under the Plan are not transferable except by will or by the laws of descent and distribution, and in all events, shall be exercisable during the optionee's lifetime only by an optionee, and after death, only by the person or persons described in the previous section.

Are there restrictions on the resale of stock acquired
pursuant to the  exercise of an option?
------------------------------------------------------

       For persons who are not "affiliates" of the Company, there will be no legal restrictions on resales of Common Stock obtained through exercise of options. The term "affiliate" is defined under the Federal securities laws as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.
In general, the term "affiliate" refers only to directors, executive officers and principal shareholders of the Company. For those option holders who may be deemed "affiliates," shares of Common Stock acquired upon the exercise of options generally may be publicly sold only pursuant to Rule 144 under the Securities Act of 1933.

What adjustments will be made in the event of the Company's recapitalization?
-----------------------------------------------------------------------------

       The Plan contains provisions to prevent the interest represented by your options from being diluted by any corporate transactions.

       If as a result of any transaction involving any reclassification, stock dividend, stock split, or reverse stock split to holders of record on or after the effective date of the Plan, the outstanding shares of Common Stock are increased, decreased, changed into, or exchanged for a different number or kind of shares, or securities of the Company, then the total number of shares which may be purchased upon exercise of options granted under the Plan shall be correspondingly adjusted by the Company and there shall be a corresponding proportionate adjustment of the purchase price per share of shares subject to options so that in the aggregate the purchase price shall be the same as the aggregate purchase price of the shares subject to options immediately prior to any such transaction and the number and class of shares available under the Plan in the aggregate shall be correspondingly adjusted by the Company.

       Upon a reorganization, merger, or consolidation of the Company with one or more corporations as a result of which the Company is the surviving corporation, any option theretofore granted pursuant to the Plan shall apply to the securities to which a holder of shares of Common Stock would have been entitled, with appropriate adjustments as to the number of shares and prices.

       Upon the dissolution or liquidation of the Company, or upon a reorganization, merger, or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all the property or more than
eighty percent (80%) of the then outstanding stock of the Company to another corporation (each such event a "Corporate Transaction"), then the exercisability of the options at the time outstanding under the Plan and not then otherwise fully exercisable shall be accelerated so that during the ten
(10) business day period immediately prior to the specified effective date for the Corporate Transaction, each such option shall become fully exercisable for up to the total number of shares of Common Stock purchasable under such option and may be exercised for all or any portion of the shares for which the option is so accelerated; provided, however, that the exercise of any accelerated incentive stock option shall remain subject to the limitations discussed earlier in "Who is eligible to receive an option?" Upon the consummation of the Corporate Transaction, all outstanding options under the Plan shall, to the extent not previously exercised or assumed by the successor corporation or its parent company, terminate and cease to be exercisable.

       These adjustments shall be made by the Board of Directors of the Company whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding, and conclusive; provided, however, that no adjustment shall be made in a manner so as to constitute a modification of the Plan or additional benefits under the Plan as provided for in Sections 422 and 424 of the Code and the regulations thereunder. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

What are the Federal income tax consequences of the Plan?
---------------------------------------------------------

       The following is a general description of Federal income tax consequences related to non-qualified stock options and incentive stock options granted under the Plan. Due to the complexity of these tax provisions, and the fact that they are subject to change, employees are urged to obtain professional advice regarding the applicability of Federal, state, and local income and other tax laws to their options. All personal income or other tax liabilities of any employee resulting from the exercise of stock options, and the sale of shares acquired upon exercise, are the responsibility of the employee.

Non-Qualified Options.
----------------------

       No income will be realized by an optionee upon the grant of a non-qualified stock option under the Plan. Upon the exercise of a non-qualified stock option, an optionee will realize ordinary income, subject to withholding, in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the option price. An optionee who is subject to "short swing" trading rules under Section 16 of the Exchange Act which apply to purchases and sales within any six-month period (an executive officer or director of the Company) will, unless the optionee elects otherwise within 30 days of exercise, recognize income at the earlier of (i) the time when the optionee is permitted to sell the Common Stock at a profit without being subject to suit under the Exchange Act, or (ii) the lapse of the six month liability period. The income recognized will be the excess of the Common Stock's fair market value at such time over the option price, and any dividends the optionee receives on Common Stock before that time will be
taxable as compensation. The Company will be entitled to deduct as compensation the amount realized by the optionee as ordinary income in the same year as that amount is taxable to the optionee. If the Common Stock acquired upon exercise of the non-qualified stock option is later sold or exchanged, the difference between the sales price and the optionee's tax basis for such stock (generally the fair market value of the Common Stock on the date the optionee recognizes income from the exercise of the non-qualified stock option) will be taxable as a long-term or short-term capital gain or loss, depending upon the period the Common Stock was held. The holding period of Common Stock acquired on exercise of a non-qualified option will begin on the day after the day upon which income is recognized.

       If an optionee elects to utilize shares of Common Stock already owned by the optionee as payment for all or part of the purchase price of shares to be acquired upon the exercise of a non-qualified stock option, then, to the extent the number of shares acquired upon exercise of the non-qualified option does not exceed the number of already-owned shares exchanged, no gain or loss will be realized by the optionee on such exchange, the holding period of the shares received (for purposes of determining whether there is a long-term or short-term gain or loss upon a subsequent disposition of the shares) will include the holding period of the shares surrendered, and the tax basis of the shares received will equal the tax basis of the shares surrendered. If the number of shares acquired upon exercise of the non-qualified option exceeds the number of already-owned shares exchanged, the optionee will be taxed on the additional shares as described above, realizing ordinary income on the receipt of such additional shares in an amount equal to the fair market value of such additional shares less any cash paid for them. The holding period for such additional shares will commence on the day after the date the option is exercised or, in the case of optionees subject to Section 16(b) of the Exchange Act who do not elect otherwise, on the day after the earlier of (i) the date the six-month Section 16(b) liability period ends or (ii) the date when a sale of the shares will not subject the optionee to suit under Section 16(b).

Incentive Stock Options.
------------------------

       No income will be realized by an optionee upon either the grant or exercise of an incentive stock option under the Plan, provided that the optionee was an employee of the Company or a subsidiary of the Company for the entire period from the date of grant of the incentive stock option until thirty days (or such longer period permitted by the Plan) before the date of exercise. This is true whether the exercise price is paid in cash or by the tender of Common Stock in payment of the purchase price. However, the difference between the option price and the fair market value of the Common Stock at the time of exercise is includible in alternative minimum taxable income in calculating any alternative minimum tax liability. In the case of optionees subject to Section 16(b) of the Exchange Act (executive officers and directors of the Company) who do not elect otherwise, the fair market value measurement date for alternative minimum tax purposes will occur on the earlier of (i) the date the six-month Section 16(b) liability period ends or
(ii) the date when a sale of the shares will not subject the optionee to suit under Section 16(b).
       If the optionee does not dispose of the Common Stock acquired upon exercise of the incentive stock option for at least two years from the date the incentive stock option is granted and at least one year after the Common Stock is issued to him, all gain subsequently realized upon the disposition of the Common Stock will be treated as long-term capital gain, and any loss will be treated as a long-term capital loss. If these holding periods are met, the Company will not be entitled to any deduction on account of the grant or exercise of the incentive stock option.

       If the optionee disposes of the Common Stock acquired pursuant to the incentive stock option within either two years from the date of grant or one year from the date of exercise, then the optionee will realize ordinary income in the amount of the excess, if any, of the fair market value of the Common Stock on the date of exercise over the option price except that if his actual profit (amount realized less option price) is less and the disposition is a sale or exchange for which a tax loss, if sustained, would be permitted, only such actual profit will be included in ordinary income. The amount of additional gain realized, if any, on such disposition will be taxable as a long-term or short-term capital gain, depending upon the period the optionee has held the Common Stock. The Company will be entitled to a deduction equal to the amount of ordinary income taxable to the optionee.

       Where, in an option exercise, the optionee tenders Common Stock as all or part of the purchase price, to the extent that the number of shares received does not exceed the number of shares surrendered, the optionee's tax basis and holding period for the shares received will be the same as those for the shares surrendered. The tax basis for the shares received in excess of the shares surrendered would equal any cash paid for them, and the holding period would commence on the day after the date of exercise of the incentive stock option. An optionee's use of stock acquired upon exercise of an incentive stock option as payment upon the exercise of an incentive stock option will be treated as a disqualifying, or early, disposition of such stock if the transferred stock is used prior to the date all applicable holding period requirements are satisfied. A disqualifying disposition of such stock would result in the recognition of ordinary income, but not any additional capital gain, and the tax basis of the number of shares received which is equal to the number of shares surrendered will be increased by the amount of ordinary income recognized.

Stock Options Generally.
------------------------

       Generally, under current law, applicable withholding and employment taxes are payable only upon the exercise of non-qualified options, and the amount to be paid is determined by reference to the amount of ordinary income realized; no withholding is required upon the exercise of an incentive stock option. The Internal Revenue Service in Notice 87-49 indicated that it was reexamining the issue of whether a Company is required to collect applicable withholding taxes whenever an optionee disposes of Common Stock acquired pursuant to an incentive stock option within either two years from the day of grant or one year from the date of exercise. There have been no pronouncements to date since the publication of Notice 87-49 announcing the results of such reexamination. In Notice 87-49, the Internal Revenue Service indicated that until that reexamination is complete, the Internal Revenue Service will apply the position it took in Revenue Ruling 71-52, to the effect
that the disqualifying, or early, disposition of stock does not result in the receipt by the optionee of wages for withholding or employment tax purposes. Employees should be cautioned that the income realized upon a disqualifying disposition remains taxable and they should adjust their estimated tax payments accounts accordingly.

What else should I know about the Plan?
---------------------------------------

       The Company shall not be required to sell or issue any shares under any option if the sale or issuance of such shares would constitute a violation by the optionee or the Company of any provisions of any law or regulation of any governmental authority, including, without limitation, any Federal or state securities laws or regulations.

       The Board of Directors of the Company may, insofar as permitted by law and the Plan, from time to time, with respect to any shares at the time not subject to options, suspend or discontinue the Plan or revise or amend them.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
               -----------------------------------------------

       The following documents have been incorporated by reference in the prospectus relating to the Common Stock offered under the Plan. Copies of such documents may be obtained, without charge, by written or oral request directed to Corporate Compensation and Benefits, telephone (703) 848-5734.

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

          (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the 1994 fiscal year and the date hereof.

          (c) The description of the Common Stock of the Company contained under the caption "Description of Capital Stock" in Amendment No. 4 to the Registration Statement of Form S-1
               (File No. 33-77096) filed under the Securities Act of 1933 on June 26, 1995.

       All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

                                  10